Exhibit 10.11

SEVERANCE

AGREEMENT

ARTICLE I

PURPOSE

Business Bancorp and Business Bank of California (“Company”) hereby establish a Severance Agreement (“Agreement”) to provide severance benefits to Patrick E. Phelan, Executive Vice President / Chief Financial Officer of Business Bancorp and Executive Vice President / Chief Financial Officer of Business Bank of California (“Executive”), in the event his employment terminates in accordance with the terms set forth hereunder.  The intent of the Agreement is to ensure Executive has reasonable protection related to any event as specified in this Agreement.

ARTICLE II

DEFINITIONS

2.1 Effective Date means December 31, 2001

2.2 Pay means Executive’s current annual rate of regular salary or wages on his date of termination of employment with the Company and the average of the annual bonuses paid to Executive over the three years immediately preceding the date of his termination of employment.

2.3 Year of Service means a twelve (12) month period beginning on Executive’s date of hire and each twelve (12) month period beginning on the anniversary of such hire date.

ARTICLE III

DUTIES

From and after the Effective Date, Executive shall continue to be employed as and shall serve as the Executive Vice President / Chief Financial Officer of Business Bank of California and Executive Vice President / Chief Financial Officer of Business Bancorp.  Executive’s total annual compensation, including regular salary and annual bonus, shall be competitive with the compensation paid to chief financial officers at other companies of similar size and similar industry.  If at any time Executive does not hold the titles of Executive Vice President / Chief Financial Officer of Business Bank of California and

Executive Vice President / Chief Financial Officer of Business Bancorp, Executive shall be entitled to deem this Agreement terminated pursuant to Article IV hereof.

ARTICLE IV

TERMINATION; LIABILITY

Executive’s employment hereunder may be terminated as follows:

                                4.1           Without Cause.    In the sole and absolute discretion of the Board of Directors for any cause or for no cause whatsoever; provided, however, that if such termination occurs and is for any cause other than any more particularly described in Sections 4.2 or 4.3 hereof, Executive shall receive within ten (10) days of such termination a Base Benefit equal to eighteen (18) months of Pay and an Added Benefit of two (2) weeks of Pay for each full Year of Service, provided, however, that the total Base Benefit and Added Benefit payable to Executive shall not exceed two (2) years of Pay.

                                4.2           Death, Disability or Voluntary Retirement.   Upon Executive’s death, medical disability which would preclude Executive from performing the duties as the Executive Vice President and Chief Financial Officer of Business Bank of California and Executive Vice President and Chief Financial Officer of Business Bancorp for a period of six months or voluntary retirement, Executive shall not be entitled to any severance payment; provided, however, that if such termination occurs as a result of such medical disability, Executive shall receive severance payment in an amount equal to twenty-five percent (25%) of the current annual rate of regular salary or wages then in effect.

                                4.3           With Cause.         In the event of Executive’s willful breach or habitual neglect of his duties and obligations, dishonesty of Executive, the Company’s inability to secure a bond for Executive, Executive’s conviction of a felony, or the closing of Business Bank of California or Executive’s removal as Executive Vice President and Chief Financial Officer of Business Bank of California and Executive Vice President / Chief Financial Officer of Business Bancorp under order of any governmental regulator of competent jurisdiction, in which event Executive shall not be entitled to receive any additional compensation or severance payment.

ARTICLE V

MISCELLANEOUS

                                5.1           Time.      Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor.

                                5.2           Entire Agreement.              The recitals herein are represented by the parties to be true and shall be deemed a part of this Agreement.  With the exception of any provisions set forth in stock option agreements between Executive and Company, this Agreement sets forth the entire agreement between Executive and Company pertaining to the subject matter hereof, fully supersedes any and all prior agreements or understandings between Executive and Company pertaining to the subject matter hereof, and no change in, modification of, or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by Executive and Company subsequent to the execution of this Agreement.

                                5.3           Further Assurances.          Executive and Company, without the necessity of any further consideration, agree to execute and deliver such other documents and take such other action as may be necessary to consummate more effectively the purposes and subject matter of this Agreement.

                                5.4           Applicable Law.    Except to the extent that the laws of the United States are applicable, the existence, validity, construction and operational effect of this Agreement, any and all of the covenants, agreements, representations, warranties, terms and conditions and the rights and obligations of Executive and Company hereunder shall be determined in accordance with the laws of the State of California; provided, however, that any provision of this Agreement which may be prohibited by law or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

                                5.5           Controversy.         Any controversy between the parties hereto involving the construction or application of any of the terms, covenants, or conditions of this Agreement shall on written request of one party served on the other be submitted to binding arbitration in Marin County, California, and such arbitration shall comply with and be governed by the provisions of the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure.  In the event of any arbitration, controversy, claim, or dispute between Executive and Company arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party reasonable expenses, including, but not by way of limitation, attorneys’ fees and accountants’ fees.

                                5.6           Successors.          The covenants, agreements, representations, warranties, terms and conditions contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Executive and Company.

BUSINESS BANK OF CALIFORNIA

/s/ John E. Duckworth
John E. Duckworth, Chairman of the Board

/s/ Charles O. Hall
Charles O. Hall, Chief Executive Officer

Date: December 31, 2001

BUSINESS BANCORP

/s/ Timothy J. Jorstad
Timothy J. Jorstad, Chairman of the Board

/s/ Alan J. Lane
Alan J. Lane, Chief Executive Officer

Date: December 31, 2001